Exhibit 1

Not for release, publication or distribution to any Italian Person or in, or into Italy

NOTICE RELATING TO SOLICITATION OF CONSENTS TO PROPOSED AMENDMENTS RELATING TO

EUR 217,500,000 7.75% Senior Subordinated Notes due 2015

and

USD 200,000,000 7.75% Senior Subordinated Notes due 2015

of

Smurfit Kappa Funding Plc

November 5, 2007 – Smurfit Kappa Funding plc, formerly known as JSG Funding plc (the “Company”), announced today the completion of its consent solicitation relating to its outstanding 7.75% euro-denominated Senior Subordinated Notes due 2015 (the “EUR Notes”) and its 7.75% U.S. dollar-denominated Senior Subordinated Notes due 2015 (the “USD Notes”, and together with the EUR Notes, the “Notes”).

Holders of a majority in aggregate principal amount of each of the EUR Notes and the USD Notes have validly delivered their consents to the proposed amendments to the indentures governing the Notes. As a result, the Company and the trustee have executed supplemental indentures to the indentures governing the Notes. The Company expects to pay to all validly consenting holders the consent fee on November 7, 2007.

The consent solicitation was made pursuant to the consent solicitation statement dated October 12, 2007 as supplemented on October 23, 2007 (the “Statement”). The Statement sets forth and governs the terms and conditions of the consent solicitation as well as additional information about the terms of the consent solicitation.

The consent solicitation expired at 4:00 p.m., London time, 11:00 a.m., New York City time, on November 2, 2007. All capitalized terms used and not defined herein shall have the meanings given to them in the Statement.

Solicitation Agent:

Deutsche Bank AG, London Branch

Liability Management Group

Tel: +44 (0)20 7545 8011

Email: liability.management@db.com

EUR Tabulation Agent: Deutsche Bank AG, London Branch TSS – Restructuring Services Group Tel: +44 (0)20 7547 5000 Email: xchange.offer@db.com	USD Tabulation Agent: D.F King & Co., Inc 48 Wall Street, 22nd Floor New York, NY 10005 Banks and Brokers call: +1 212 269-5550 (collect) All others call toll free: +1 800 859-8511

Nothing on this notice or the Statement constitutes an offer of securities for sale in the United States, Italy or any other jurisdiction.